EXHIBIT 5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in the Registration Statements on Form F-9/F-3 (File Nos. 333-6756 and 333-6756-1) and Form F-3 (File No. 333-14148) of Barrick Gold Corporation of our reports dated February 5, 2003 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 40-F. We also consent to the incorporation by reference of our reports dated February 5, 2003, which appears in this Form 40-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Toronto, Ontario
May 14, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.